                                   ESCROW AGREEMENT

    THIS ESCROW AGREEMENT (the "Escrow Agreement") is entered into between and among JAVA CENTRALE, INC., a California corporation (the "Company"), GARY C. NELSON, BRADLEY B. LANDIN, AND THOMAS A. CRAIG (together, the "Shareholders"), THE HARMAT ORGANIZATION, a Delaware corporation (the "Lender"), and ROSENBLUM, PARISH & ISAACS, PROFESSIONAL CORPORATION (the "Escrow Agent"), to be effective as of November 21, 1997,.


                                   R E C I T A L S

    A. The Lender has agreed to lend to the Company the sum of Two Hundred Fifty Thousand Dollars (250,000) pursuant to a promissory note (the "Note) of even date herewith, and the Company has agreed to borrow such funds on the terms and under the conditions specified herein and in the Note

    B. In order to secure the benefits of the Note for the Company, the Shareholders have agreed to pledge certain shares of stock in the Company which they own as security for the repayment of the Note, and to place such shares in escrow hereunder.

    C. The Escrow Agent has agreed to act as the escrow agent for the purpose of holding in escrow the shares of Company stock pledged by the Shareholders pursuant to the Note, and if necessary to distribute some or all of such shares as provided in this Escrow Agreement.


                                  A G R E E M E N T

    NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency is by all parties hereto acknowledged, the parties agree as follows:

    1.   ESTABLISHMENT OF ESCROW.

         (a) The Shareholders agree to deposit with the Escrow Agent certificates representing not less than the following numbers of shares of the Company's Common Stock: (collectively, the "Escrowed Shares"):

              (i) Gary C. Nelson, Three Hundred Fifty Thousand (350,000) shares

              (ii)  Bradley B. Landin, seventy-five Thousand (75,000) shares;
and

              (iii) Thomas A. Craig, seventy-five Thousand (75,000) shares.

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

         (b) By execution of this Escrow Agreement the Company, the Lender, and the Shareholders, and each of them individually, agree to constitute the Escrow Agent as their escrow agent for the purpose of holding and distributing the shares in accordance with the terms hereof.

         (c) The Escrow Agent shall likewise be bound by the terms hereof upon the later to occur of (i) its receipt and acceptance of the Escrowed Shares and
(ii) its execution of this Escrow Agreement.

         (d) All parties to this Escrow Agreement recognize and agree that the Shareholders may, at their option and in order to facilitate the prompt establishment of the escrow described herein, deposit with the Escrow Agent certificates representing more than the number of shares which they may individually have pledged to secure the Note, as described in paragraph (a), above. In such event, it is by all parties recognized and agreed that the escrow herein created, and the rights of the Lender hereunder and under the Note, extend only to those shares specified in paragraph (a) above (the "Escrowed Shares"), and not to any additional shares of stock in the Company which may be represented by the stock certificates placed with the Escrow Agent pursuant hereto. The Lender expressly waives and disclaims any rights it might otherwise have, or might obtain by virtue of any default under the Note or this Escrow Agreement, in or to any shares other than the Escrowed Shares.

    2. DEPOSIT OF NOTE PROCEEDS. The Company will receive the funds represented by the Note directly from the Lender, and none of the funds to be loaned to the Company under the Note shall pass through the Escrow Agent. The Company shall have complete discretion as to how such funds are to be used.

    3. REPAYMENT OF THE NOTE. The Company shall repay the principal of the Note and any interest earned thereon directly to the Lender, and none of such funds shall pass through the Escrow Agent unless at the specific written request of both the Company and the Lender.

    4.   DUTIES OF THE ESCROW AGENT.

         (a) The Escrow Agent acts as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of any instrument (including without limitation the Certificates representing the Escrowed Shares) deposited under this Escrow Agreement. The Escrow Agent makes no representation whatsoever as to the validity or enforceability of the Note or of this Escrow Agreement, or the compliance of the Note or the loan it represents with any applicable state or federal laws, regulations, or rulings. Further, the Escrow Agent shall not be responsible for any representation or warranties made by the parties hereto, or any of them, concerning the said loan, the Note, or any asserted repayment thereof or for the application or use of any funds provided under the Note.

         (b) Except as expressly provided in this Escrow Agreement, the Escrow Agent shall be entitled to act entirely on the basis of written instructions received from the Company and/or the Lender, and shall have no independent duty of inquiry regarding the basis for such instructions.

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

         (c) The Escrow Agent shall not be liable for any error of judgment or for any act taken or omitted by it in good faith or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection with this Escrow Agreement except for its own willful misconduct, and the Escrow Agent shall have no duties to anyone except the Company and the Lender.

         (d) The Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of this Escrow Agreement or the Escrow Agent's duties under this Escrow Agreement, and the Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of counsel. Notwithstanding the Escrow Agent's consultation with counsel, the Escrow Agent is not obligated to institute, defend or participate in any litigation regarding a dispute arising from the Escrow Account or this Escrow Agreement.

         (e) In the event of any controversy or disagreement concerning this Escrow Agreement, the Escrow Account, or any matter related thereto, resulting in diverse claims and demands being made in connection with any papers, stock certificates, Escrowed Shares, money, or other thing of value deposited under this Escrow Agreement, the Escrow Agent shall be entitled, at its option, to refuse to comply with any such claims or demands, so long as such disagreement shall continue. The Escrow Agent shall not be or become liable for damages or interest to any party hereto, or to any other person, for the Escrow Agent's failure or refusal to comply with any such claims or demands, and the Escrow Agent shall be entitled to continue to refrain and refuse to act until

         (i) the rights of the adverse claimants have been finally adjudicated or arbitrated in a court assuming and having jurisdiction of the parties and the money, paper, and property deposited under this Escrow Agreement; or

         (ii) all differences shall have been adjudicated by agreement, and the Escrow Agent shall have been notified thereof in writing by all of the persons interested; or

         (iii) in the event of such disagreement, the Escrow Agent may, at its option, file a suit in interpleader for the purpose of having the respective rights of the claimants adjudicated and deposit with the court all documents and property held by the Escrow Agent.

    5. RESIGNATION OF ESCROW AGENT. The Escrow Agent reserves the right to resign as escrow holder at any time by giving thirty (30) days prior written notice of such resignation to the Company, the Lender, and the Shareholders. In the event of such resignation by the Escrow Agent, the Escrow Agent shall deliver the funds then held in the Escrow Account and all related records to any replacement escrow holder appointed by the Lender; provided that such replacement Escrow Agent shall be subject to all of the terms of this Escrow Agreement. If the Lender fails to notify the Escrow Agent in writing as of the identity of such replacement escrow holder within thirty (30) days after receiving the notice of the Escrow Agent's resignation, the Escrow Agent will be entitled to return to each of the Shareholders his Escrowed Shares, all other shares of Company stock, belonging to such Shareholder then in its possession, the certificates representing such shares, and to the Company any other money or thing of value then in its possession.

    6. INDEMNIFICATION OF ESCROW AGENT. Except with respect to any willful misconduct of the Escrow Agent, the Company and the Lender shall each separately indemnify and hold the Escrow Agent and its directors, officers, and employees, harmless from and against any and all liability, demands, claims, actions, losses, interest, costs of defense, and expenses (including reasonable attorney's fees) which arise out of the Escrow Agent's acts or omissions to act in accordance with this Escrow Agreement.

    7. NOTICES. Notice required to be given pursuant to the terms of this Escrow Agreement shall be personally delivered or sent by registered or certified mail, return receipt requested:

                        IF TO THE COMPANY
                        Java Centrale, Inc.
                        1610 Arden Way, Suite 145
                        Sacramento, CA 95814

                        IF TO THE SHAREHOLDERS, OR ANY OF THEM:
                        C/0 Java Centrale, Inc.
                        1610 Arden Way, Suite 145
                        Sacramento, CA 95814

                        IF TO THE LENDER:
                        The Harmat Organization
                        P. O. Box 539
                        Quogue, NY 11959

                        IF TO THE ESCROW AGENT:
                        Rosenblum, Parish & Isaacs, PC
                        555 Montgomery Street, 15th Floor
                        San Francisco, CA 94111
                        Attn: Philip S. Boone, Jr.

    8.   MISCELLANEOUS.

    (a) The provisions of this Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors, or assigns.

    (b) This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute on and the same instrument.

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

    (c) This Escrow Agreement shall be governed by, and constructed in accordance with, the laws of the State of New York..

    (d) All captions contained in this Escrow Agreement are for convenience only and are not to be deemed part of the agreement or to be referred to in connection with the interpretation of this Escrow Agreement.

    (e) Whenever required by the context of this Escrow Agreement, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

    (f) This Escrow Agreement shall not be subject to rescission or modification except on receipt by the Escrow Agent of the written instruction of the Company or its successor in interest, and no such modification shall be effective unless and until consented to in writing by the Lender and the Escrow Agent.

    (g) The failure of any party hereto to insist upon strict adherence to any term of this Escrow Agreement on one or more occasions shall not be considered a waiver or deprive such party of the right thereafter to insist upon strict adherence to such term or any other term of this Escrow Agreement. Any waiver must be in writing.

    (h) Any controversy or legal dispute between the parties hereto, or any of them, arising out of this Agreement or the Note or the performance or non-performance of any party to either of them, will be settled by binding arbitration in San Francisco, California before the Judicial Arbitration and Mediation Services Inc. ("JAMS"), following the JAMS Rules of Practice and Procedure. IEACH PARTY HERETO UNDERSTANDS THAT BY AGREEING TO ARBITRATE SUCH DISPUTES HE OR IT IS WAIVING ANY RIGHT HE OR IT MIGHT OTHERWISE HAVE TO A JURY TRIAL. A copy of the JAMS rules may be obtained by calling JAMS at 1 800 352-5267.


    IN WITNESS WHEREOF, the undersigned, being all the parties hereto, have executed this Escrow Agreement, intending to be bound hereby, effective as of the day and year first above written.

THE COMPANY:                      JAVA CENTRALE, INC.


                                  By:
                                     ----------------------
                                     Gary C. Nelson
                                     Its President and
                                        Chief Executive Officer


                      SIGNATURES CONTINUE ON THE FOLLOWING PAGE


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                        SIGNATURES CONTINUE FROM PREVIOUS PAGE



THE SHAREHOLDERS:
                                  -----------------------------
                                  Gary C. Nelson



                                  -----------------------------
                                  Thomas A. Craig



                                  -----------------------------
                                  Bradley B. Landin

THE LENDER:                       THE HARMAT ORGANIZATION


                                  By:
                                     -------------------------

                                       -----------------------
                                       Its
                                          --------------------

THE ESCROW AGENT:                 ROSENBLUM, PARISH & ISAACS, PC


                                  By:
                                     -------------------------
                                       Philip S. Boone, Jr.
                                       A Member of the Firm


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